Exhibit 28(m)(iv)

GABELLI 787 FUND, INC.

(ON BEHALF OF THE GABELLI ENTERPRISE MERGERS AND ACQUISITIONS FUND)

DISTRIBUTION PLAN

WHEREAS, the Board of Directors of Gabelli 787 Fund, Inc. (the “Corporation”), including the Independent Directors (as defined herein), have concluded in the exercise of reasonable business judgment and in light of their fiduciary duties under the Investment Company Act of 1940, as amended (the “Act”), that there is a reasonable likelihood that this Plan (the “Plan”) will benefit the Corporation’s constituent Fund and the Class T shareholders thereto;

NOW, THEREFORE, in consideration of the foregoing, this Plan is hereby adopted as follows:

Section 1. (a) As compensation for the services provided to shareholders of the Fund’s Class T shares, the distributor of the Corporation’s Class T shares (the “Class T Distributor”) shall be paid an annual distribution and service fee of 0.25% of the average daily net assets (the “Distribution and Service Fee”) of the Fund’s Class T shares.

(b) Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors of the Corporation shall determine. Some or all of such Distribution and Service Fee may be paid to the Class T Distributor in accordance with the distribution agreements with the Class T Distributor. Subject to the provisions of Section 8 hereof, the Distribution and Service Fee shall be approved from time to time by: (a) a majority of the Board of Directors of the Corporation and (b) a majority of the Directors who (i) are not “interested persons” of the Corporation, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto (“Independent Directors”), and may be paid in respect of services rendered. If at any time this Plan shall not be in effect with respect to the Class T shares of the Fund of the Corporation, the Distribution and Service Fee shall be computed on the basis of the net assets of the Class T shares of the Fund for which the Plan is in effect.

Section 2. The Class T Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of Class T shares of the Corporation or the servicing and maintenance of shareholder accounts, including but not limited to the following:

(a)	compensation to and expenses, including overhead and telephone expenses, of employees of the Class T Distributor that engage in the distribution of the Class T shares;

(b)	printing of prospectuses and statements of additional information for other than existing shareholders;

(c)	compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with investing indirectly in Class T shares;

(d)	expenses relating to the development, preparation, printing, and mailing of the Corporation’s advertisements, sales literature, and other promotional materials describing and/or relating to the Corporation;

(e)	expenses of holding seminars and sales meetings designed to promote the distribution of the Class T shares of the Corporation;

(f)	expenses of obtaining information and providing explanations regarding the Corporation’s investment objectives and policies and other information about the Corporation and its Fund, including the performance of the Fund;

(g)	expenses of training sales personnel regarding the Corporation;

(h)	expenses of compensating sales personnel in connection with the allocation of cash values to the Corporation; and

(i)	expenses of personal services and/or maintenance with respect to Class T shares attributable to such accounts.

Exhibit 28(m)(iv)

Section 3. This Plan shall not take effect until it has been approved, together with any related agreements, by vote of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Directors of the Corporation, and (b) the Independent Directors of the Corporation, cast in person at a meeting called for the purpose of voting on this Plan or any related agreement. Approval of the Plan in this manner, with respect to the Fund, prior to the initial public offering of the shares of such Fund shall be deemed to have been approved by that Fund’s outstanding voting securities.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3 hereof.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Class T shares of the Corporation pursuant to this Plan or any related agreements shall provide to the Board of Directors of the Corporation, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Such person shall submit only information regarding amounts expended for “distribution activities,” and “service activities,” as defined in this Paragraph 5, to the Board of Directors of the Corporation in support of the Distribution and Service Fee payable hereunder.

For purposes of this Plan, “distribution activities” shall mean any activities in connection with the Class T Distributor’s performance of its obligations under this Plan or the distribution agreement that are not deemed “service activities.” “Service activities” shall mean activities in connection with the provision by the Class T Distributor of personal, continuing services to investors in the Class T shares of the Fund and/or the maintenance of shareholder accounts; provided, however, that if the Financial Industry Regulatory Authority, Inc. (the “FINRA”) adopts a definition of “service fee” for purposes of Section 2341(b)(9) of the FINRA Rules that differs from the definition of “service activities” hereunder, or if the FINRA adopts a related definition intended to define the same concept, the definition of “service activities” in this Paragraph shall be automatically amended, without further action of the parties, to conform to such FINRA definition. Overhead and other expenses of the Class T Distributor related to its “distribution activities” or “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

Section 6. This Plan may be terminated at any time with respect to the Class T shares of the Fund by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities representing the Class T shares of the Fund.

Section 7. All agreements with any person relating to implementation of this Plan with respect to the Class T shares of the Fund shall be in writing, and any agreement related to this Plan with respect to the Class T shares of any Fund shall provide:

(a)	That such agreement may be terminated at any time, without payment of any penalty; by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities representing the Class T shares of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

(b)	That such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may not be amended to materially increase the amount of Distribution and Service Fee permitted pursuant to Section 1 hereof with respect to any Fund until it has been approved by a vote of at least a majority of the outstanding voting securities representing the Class T shares of the Fund. This Plan shall be deemed to have been effectively approved with respect to the Class T shares of the Fund if a majority of the outstanding voting securities representing the Class T shares of the Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class T shares of the Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class T shares of the Corporation. In addition, all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 hereof.

Section 9. As used in this Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted as of June 30, 2017